[Thomas H. Lee Partners, L.P. Letterhead]

May 26, 2011

First BanCorp

1519 Ponce de León Avenue, Stop 23

Santurce, Puerto Rico 00908

Ladies and Gentlemen,

This letter (the “Letter”) is being entered into in connection with discussions between First BanCorp (the “Company”) and Thomas H. Lee Partners, L.P. (together with its affiliates and associated funds, “THL”) regarding a possible transaction pursuant to which THL may choose to invest in the Company (the “Transaction”). This letter supersedes the previous agreement between the Company and THL dated May 4, 2011.

Section 1. Expenses

In light of the substantial commitment of resources by THL in considering a Transaction, the Company shall reimburse THL on demand (or, to the extent requested by THL, pay such costs, fees and expenses directly to the relevant third party provider) for all reasonable out-of-pocket costs, fees and expenses incurred by THL and for the time and expense of THL in the course of its activities with respect to the Company and any Transaction (regardless of whether incurred before, on or after the date hereof and regardless of whether or not THL and the Company enter into an agreement with respect to or consummate a Transaction). In the event a Transaction is not consummated, the amounts to be paid by the Company in accordance with this Letter shall not exceed, in the aggregate, $2 million. In the event a Transaction is consummated, the amounts to be paid by the Company at Closing in accordance with this Letter shall equal, in the aggregate, $4 million.

Section 2. No Obligation to Consummate Transaction

Nothing in this letter agreement shall be construed as an obligation of either of the parties hereto to proceed with the Transaction. Each of THL and the Company shall be free for any reason to withdraw from discussions and not continue to pursue the Transaction, without obligation or liability to the other or to any other person, provided that this will not affect the Company’s other obligations hereunder.

Section 3. Governing Law

THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW , TO ANY CONFLICT OF LAWS RULES THAT MIGHT APPLY THE LAWS OF ANY OTHER JURISDICTION).

Section 4. Miscellaneous

This Letter may be amended, and compliance with any term hereof may be waived, only by an instrument in writing executed by the parties. This Letter may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Letter shall become binding when one or more counterparts of this Letter, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

We look forward to working with you. Please confirm your agreement with the foregoing by signing and returning to us a copy of this agreement.

Very truly yours,

Thomas H. Lee Partners, L.P.

Address: 100 Federal Street Boston, MA 02110

By: /s/ Thomas M. Hagerty
Name: Thomas M. Hagerty
Title: Managing Director

Accepted and agreed to as of the date first written above:

First BanCorp

By: /s/ Lawrence Odell
Name: Lawrence Odell
Title: General Counsel, EVP